Exhibit 99.1

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Farmers & Merchants Contacts
Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Completion

of Subordinated Note Offering

ARCHBOLD, OHIO, August 2, 2021 – Farmers & Merchants Bancorp, Inc. (the “Company” or “FMAO”), the parent holding company of The Farmers & Merchants State Bank (the “Bank”), today announced the completion of a private placement of $35 million aggregate principal amount of its 3.25% fixed-to-floating rate subordinated notes due July 30, 2031 (the “Notes”) to various accredited investors (the “Offering”).  The price for the Notes was 100% of the principal amount of the Notes.  The Notes are intended to qualify as Tier 2 capital for regulatory purposes.  The Company intends to use the net proceeds from the Offering for general corporate purposes, including financing acquisitions and organic growth.

Interest on the Notes will accrue at a rate equal to (i) 3.25% per annum from the original issue date to, but excluding, the five-year anniversary, payable semi-annually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be the Three-Month Term SOFR (as defined in the Notes), plus a spread of 263 basis points from and including the five-year anniversary until maturity, payable quarterly in arrears.  Beginning on or after the fifth anniversary of the issue date through maturity, the Notes may be redeemed, at the Company’s option, on any scheduled interest payment date.  Any redemption will be at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest.

“I am pleased to announce the successful completion of our subordinated note offering,” said Lars B. Eller, President and Chief Executive Officer.  “This additional capital will allow us to continue to execute on our long-term strategic growth plan, including pursuing strategic acquisitions to expand into new markets and financing organic growth.  This non-dilutive capital strengthens our already strong capital position.”

Boenning & Scattergood, Inc. served as financial advisor to the Company and acted as the sole placement agent for the Offering, and was represented by Warner Norcross + Judd LLP as legal counsel.  Shumaker, Loop & Kendrick, LLP served as the Company’s legal counsel in the Offering.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended.  Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information.  For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.